Exhibit 10.68

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of January 25, 2019 by and between Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”) and Mary Anne Heino (“Executive”), amends and restates in its entirety her employment agreement, as previously amended and restated and subsequently amended, and as in effect immediately prior to giving effect hereto (collectively, the “Existing Agreement”).
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.
At-Will Employment. Executive’s employment with the Company commenced as of April 15, 2013. Such employment shall be “at-will” employment. Subject to the terms of this Agreement, the Company may terminate Executive’s employment and this Agreement for any reason at any time, with or without prior notice and with or without Cause (as defined herein), but subject to certain terms set forth in Section 8 below. Similarly, subject to the terms of this Agreement, Executive may terminate her employment at any time, subject to Section 8 below.

2.	Position.

(a)
Executive shall serve as the Company’s President and Chief Executive Officer and as a member of the Board of Directors of Lantheus Holdings, Inc. (the “Board”). In such capacities, Executive shall report to the Board, and Executive shall have such duties and responsibilities as are consistent with such titles and positions and/or such other duties and responsibilities as may be assigned from time to time by the Board. If requested, Executive shall serve as an officer or a member of the Board of Directors of any of the Company’s subsidiaries or affiliates without additional compensation.

(b)
Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3.
Base Salary. During Executive’s employment hereunder, the Company shall pay Executive a base salary at the annualized rate of $675,000, payable in regular installments in accordance with the Company’s payment practices from time to time. Executive shall be entitled to annual performance and salary review, and any increase in base salary shall be in the sole discretion of the Compensation Committee of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4.
Annual Bonus. With respect to each full fiscal year ending during Executive’s employment hereunder, Executive shall be eligible to earn an annual bonus award of eighty-five percent (85%) of Executive’s Base Salary (the “Target”) based upon achievement of annual EBITDA and/or other performance targets established by the Compensation Committee of the Board within the first three months of each fiscal year (the “Annual Bonus”). Annual Bonuses, if any, are generally paid in March of the year following the year to which such Annual Bonus relates, by the 15th of that month; provided, that Executive is an active employee in good standing with the Company on such date of payment.

5.
Equity. Executive shall be eligible to receive future equity awards from time to time pursuant to the Lantheus MI Holdings, Inc. 2015 Equity Incentive Plan, commensurate with Executive’s level of responsibilities and the level of awards for similarly situated executives, as determined by the Compensation Committee of the Board in its sole discretion. The terms and conditions of any such equity awards shall be set forth in a separate award agreement.

6.
Employee Benefits. During Executive’s employment hereunder, Executive shall be entitled to participate in the Company’s health, life and disability insurance, and retirement and fringe employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other similarly situated executives of the Company.

7.
Business Expenses. During Executive’s employment hereunder, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8.	Termination of Employment.

(a)
Termination By the Company Without Cause. If Executive’s employment is terminated by the Company without Cause or Executive terminates for Good Reason, executive shall receive the following, subject to Section 8(g):

(i)
an amount equal to the sum of (A) one times (1x) the Executive’s annual base salary and (B) a pro-rata portion of Executive’s target annual bonus (prorated based on the percentage of the fiscal year that shall have elapsed through the Separation Date), in each case, as in effect on the Separation Date (or, if a reduction in Executive’s annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction) (the “Severance Payment”);

(ii)
provided that Executive timely and properly elects to purchase continued healthcare coverage under COBRA, a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date, for the period ending on the earliest of (i) the one-year anniversary of the Separation Date, (ii) the date on which Executive becomes covered under another employer’s health plan and (iii) the expiration of the maximum COBRA continuation coverage period for which Executive is eligible under federal law. For the avoidance of doubt, Executive will be responsible for paying the applicable COBRA premiums directly to the Company’s COBRA administrator (the “COBRA Payment”);

(iii)
a lump sum amount equal to any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, less taxes and withholdings, which shall be payable on the 60th day following Executive’s termination of employment;

(iv)
a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings, which shall be payable with the Company’s first payroll after Executive’s termination of employment; and

(v)	a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 7, incurred through the date of Executive’s termination of employment.

The Severance Payment and COBRA Payment (to the extent payable as described above) will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Separation Agreement (as defined below) becomes fully effective and irrevocable (and the first installment will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 13(h) below; provided, however, to the extent any severance payments or benefits that Executive was entitled to receive under this Agreement were subject to Section 409A (as determined in good faith by the Company with the advice of outside counsel), the Severance Payment shall be paid on the schedule set forth in the Existing Agreement to the extent required to prevent any accelerated or additional tax or adverse consequences under Section 409A.

(b)
Termination Without Cause or For Good Reason following a Change of Control. If, within 12 months following the occurrence of a Change of Control, Executive terminates her employment for Good Reason or the Company terminates Executive’s employment with the Company without Cause, Executive shall receive the following, subject to Section 8(g) and in lieu of the payments described in Section 8(a):

(i)
an amount equal to two times (2x) the sum of Executive’s annual base salary and target annual bonus, in each case, as in effect on the Separation Date (or, if a reduction in Executive’s annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction);

(ii)
an aggregate amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date multiplied by twenty four (24) (the sum of (i) and (ii), “Change in Control Severance Payment”);

(iii)
a lump sum amount equal to any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, less taxes and withholdings, which shall be payable on the 60th day following Executive’s termination of employment;

(iv)
a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings, which shall be payable on the first payroll date after Executive’s termination of employment;

(v)
a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 7, incurred through the date of Executive’s termination of employment. Executive acknowledges and agrees that, in connection with any Change of Control transaction, except as otherwise provided in a separate agreement, Executive shall not be entitled to receive, and shall not be paid, any transaction, success, sale or similar bonus or payment; and

(vi)
any stock options or other equity-based award that Executive holds on the Separation Date, to the extent then-unvested, shall vest in full, with performance-based awards vesting at target, and, in the case of stock options, shall remain exercisable as provided in the equity plan or award agreement under which they were granted.

The Change in Control Severance Payment will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and the first installment will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 13(h) below; provided, however, that the Company shall pay the greatest portion of the Change in Control Severance Payment that is permissible under Section 409A (as determined in good faith by the Company with the advice of outside counsel) without resulting in any accelerated or additional tax or other adverse consequences under Section 409A in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), but in no event will be paid later than March 15th of the year following the year in which the Separation Date occurs.

(c)
Termination Due to Death or Permanent Disability. Executive’s employment with the Company shall terminate automatically on Executive’s death. In the event of Executive’s Permanent Disability, the Company shall be entitled to terminate her employment.

For purposes of this Agreement, the “Permanent Disability” of Executive shall mean Executive’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the material functions of Executive’s position with or without reasonable accommodation, for a period of: (i) 90 consecutive calendar days or (ii) an aggregate of 120 days out of any consecutive 12 month period, and which entitles Executive to receive benefits under a disability plan provided by the Company.
In the event of a termination of employment under this section, Executive shall be entitled to following, subject to Section 8(g):

(i)
a lump sum amount equal to any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, less taxes and withholdings, payable on the sixtieth (60th) day following Executive’s termination of employment;

(ii)
a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings, which shall be payable on the first payroll date after Executive’s termination of employment;

(iii)	a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 7, incurred through the date of Executive’s termination of employment; and

(iv)
a pro rata portion of Executive’s target annual bonus for the year of termination, based on the percentage of the fiscal year that shall have elapsed through the Separation Date, payable in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date).

(d)
Other Terminations. Executive shall not be entitled to the post-termination benefits set forth in Section 8(a), Section 8(b) or Section 8(c) above if her employment with the Company ceases for any reason other than her termination by the Company without Cause, her resignation for Good Reason or her termination as a result of her death or Permanent Disability; it being understood that if Executive’s employment with the Company ceases or terminates for any other reason, he will not be entitled to any severance or post-termination benefits or payments, whether hereunder or pursuant to any policy of the Company, other than a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings (payable on the first payroll date after Executive’s termination of employment), and a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 3(e), incurred through the date of Executive’s termination of employment; provided, that this paragraph shall not alter Executive’s rights or obligations he may have or be subject to in connection with or with respect to her equity interests in Holdings, and Executive’s indemnification rights shall continue to be governed in accordance with any Directors and Officers Liability Insurance Policy that the Company may maintain and/or with the Company’s certificate of incorporation or by-bylaws or similar governing document, and otherwise in accordance with Section 7.

(e)
Cause Definition. For purposes of this Agreement, “Cause” means (i) material failure by Executive to perform Executive’s employment duties (other than as a consequence of any illness, accident or disability), (ii) continued, willful failure of Executive to carry out any reasonable lawful direction of the Company, (iii) material failure of Executive to comply with any of the applicable rules of the Company contained in its Employee Handbook or any other Company policy, (iv) fraud, willful malfeasance, gross negligence or recklessness of Executive in the performance of employment duties, (v) willful failure of Executive to comply with any of the material terms of this Agreement, (vi) other serious, willful misconduct of Executive which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vii) conviction of a crime (or a pleading of guilty or nolo contendere), other than one which in the opinion of the Board does not affect Executive’s position as an employee of the Company.

(f)
Good Reason Definition. For purposes of this Agreement, “Good Reason” means, without the Executive’s consent (i) a material decrease in Executive’s base salary or failure to pay salary when due; (ii) a material diminution in Executive’s duties or responsibilities (provided however, that a mere change in Executive’s title or reporting relationship alone shall not constitute “Good Reason”); (iii) the failure of the Company to cause the transferee or successor to all or substantially all of the assets of the Company or line of business to which Executive’s employment principally relates to assume by operation of law or contractually the Company’s obligations hereunder; or (iv) the relocation of Executive’s principal work location to a location more than fifty (50) miles from its current location; provided, in each case, that (A) Executive provides written notice to the Company, setting forth in reasonable detail the event giving rise to Good Reason within thirty (30) days following the initial occurrence of such event, (B) such event is not cured by the Company within thirty (30) days following its receipt of such written notice, and (C) Executive actually terminates Executive’s employment not later than thirty (30) days following the expiration of such cure period.

(g)
Separation Agreement and General Release. The payments and benefits set forth in Sections 8(a), 8(b) and 8(c) above shall be expressly conditioned upon Executive’s (or her estate or legal representatives, in the case of Section 4(c)) execution and delivery to the Company of a Separation Agreement and General Release in a form that is acceptable to the Company (the “Separation Agreement”) and such Separation Agreement becoming irrevocable within sixty (60) days following Executive’s termination of employment. For the avoidance of doubt, the payments and benefits set forth in Sections 8(a), 8(b) and 8(c) above shall be forfeited if such Separation Agreement has not been executed, delivered and become irrevocable within such sixty (60) day period. Such Separation Agreement shall contain release language substantially similar to the language set forth in Exhibit A attached hereto.

(h)
Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

(i)	Beneficial Owner Definition. For purposes of this Agreement, “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(j)	Change of Control Definition. For purposes of this Agreement, “Change in Control” means any of the following:

(i)
Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who is the Beneficial Owner of fifty percent (50%) or more of the voting power on the date this Agreement is accepted and agreed to by Executive, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including, without limitation, in a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by the Company or any of its subsidiaries, including, without limitation, an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries.

(ii)
Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company or the line of business to which Executive’s employment principally relates (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, any of its subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination.

(iii)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(k)	Separation Date Definition. For purposes of this Agreement, “Separation Date” means the date Executive’s employment with the Company terminates.

9.	Non-Competition.

(a)	Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)
During Executive’s employment with the Company and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(1)	with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment;

(2)	with whom employees reporting to Executive had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(3)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(ii)	During the Restricted Period, Executive will not directly or indirectly:

(1)
engage in any business that competes with the business or businesses of the Company or any of its affiliates, namely in the testing, development and manufacturing services for the development, manufacture, distribution, marketing or sale of radiopharmaceutical products, contrast imaging agents and/or radioactive generators for the global medical imaging and pharmaceutical industries, and including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(3)
acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)
interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(iii)
Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)	During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)	solicit or encourage any employee or consultant of the Company or its affiliates to leave the employment of, or cease providing services to, the Company or its affiliates; or

(2)
hire any such employee or consultant who was employed by or providing services to the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of or ceased providing services to the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(3)
It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(b)	The provisions of this Section 9 shall survive the termination of this Agreement and Executive’s employment for any reason.

10.
Non-Disparagement. The Executive shall not at any time (whether during or after Executive’s employment with the Company) make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any of its affiliates, except for truthful statements that may be made pursuant to legal process, including without limitation in litigation, arbitration or similar dispute resolution proceedings. This Section 10 shall survive the termination of this Agreement and Executive’s employment for any reason.

11.	Confidentiality; Intellectual Property.

(a)	Confidentiality.

(i)
Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information - including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)
Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)
Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 9, 10 and 11 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)
Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately return to the Company all Company property and destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware and promptly return any other Company property in Executive’s possession.

(b)	Intellectual Property.

(i)
If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business. A list of all such material Works as of the date hereof is attached hereto as Exhibit B.

(ii)
If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose such works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)
Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)
Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)
Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(c)	The provisions of this Section 11 shall survive the termination of this Agreement and Executive’s employment for any reason.

12.
Specific Performance. ·Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9, Section 10 or Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13.	Miscellaneous.

(a)
Governing Law. This Agreement shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b)
Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral between the Executive and the Company or any of its affiliates with respect to the Executive’s employment. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)
Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)
Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)
Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

(g)
Dispute Resolution. Except with respect to Sections 9, 10, 11 and 12 hereof, any controversy or claim arising out of or related to any provision of this Agreement that cannot be mutually resolved by the parties hereto shall be settled by final, binding and nonappealable arbitration in New York, NY by a single mutually-acceptable arbitrator. Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of American Arbitration Association then in effect. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including attorney’s fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator equally.

(h)	Compliance with Section 409A of the Code.

(i)
The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A (“Section 409A”).

(ii)
If any payment, compensation or other benefit provided to Executive under this Agreement in connection with Executive’s “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” (within the meaning of Section 409A) and Executive is a specified employee (as defined in Code Section 409A(a)(2)(B)(i)) at the time of separation from service, no part of such payments shall be paid before the day that is six months plus one day after the date of separation or, if earlier, ten business days following Executive’s death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Executive during the period between the date of separation of service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of or following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service (within the meaning of Section 409A).

(iv)
All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(v)
For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi)
To the extent required to comply with Section 409A, a Change in Control will not be deemed to occur for purposes of this Agreement unless it is a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations, and if it is not a “change in control event,” payment of the severance described in Section 8(b) of this Agreement shall instead be paid as provided under Section 8(a) of this Agreement (unless the severance, or portion thereof, could be paid earlier without resulting in adverse tax consequences under Section 409A).

(i)
Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

(j)
Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt,

If to the Company:     Lantheus Medical Imaging, Inc.
331 Treble Cove Rd.
Bldg. 600-2
N. Billerica, MA 01862
Attention: Michael Duffy,
Senior Vice President and General Counsel
Email: Michael.Duffy@lantheus.com

If to Executive:     To Executive’s address on file with the Company

(k)
Executive Representation. Executive hereby represents to the Company that (i) Executive has been provided with sufficient opportunity to review this Agreement and has been advised by the Company to conduct such review with an attorney of her choice, and (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(l)
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement or Executive’s employment.

(m)
Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n)	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.

(a)
Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Payments to which the Executive is entitled.

(b)
If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 14 shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company. For purposes of reducing the Payments to the Reduced Amount, such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. In all cases, the reduction of Payments shall be implemented in a manner that complies with Section 409A of the Code. All other provisions of any agreement embodying the Payments shall remain in full force and effect. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement or otherwise which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement or otherwise could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)
For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 14, (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s), and (iii) “Parachute Payment Ratio” shall mean a fraction the numerator of which is the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the applicable Payment for purposes of Section 280G and the denominator of which is the intrinsic value of such Payment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
Lantheus Medical Imaging, Inc.

/s/ Michael P. Duffy                        /s/ Mary Anne Heino
By:    Michael P. Duffy                     Mary Anne Heino
Title:    Senior Vice President, General Counsel
and Secretary

EXHIBIT A
RELEASE

This RELEASE (“Release”) dated as of ____________, 20____between Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”), and __________________ (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an employment agreement dated __________, 20__ (the “Employment Agreement”); and
WHEREAS, the Executive’s employment with the Company has terminated effective _______ ____, 20_____;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1.
Executive agrees to and does waive any claims Executive may have for employment by the Company. Executive, on her own behalf and on behalf of Executive’s heirs, estate and beneficiaries, further does hereby release the Company, and in those capacities, any of its Affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, investors, employee benefit plans and their administrators, trustees or fiduciaries, insurers of any of those entities, and its and their successors and assigns and others related to those entities (collectively, the “Released Parties”) from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of Executive’s employment with the Company, or any act committed or omitted during or after the existence of that employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on her behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination, wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment, and any rights or claims under the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, 29 U.S.C. sec. 621, et seq., the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act (M.G.L. c.151B), the Massachusetts Civil Rights Act, the Massachusetts Equal Pay and Maternity Benefits Law, the Massachusetts Equal Rights for Elderly and Disabled Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Age Discrimination Law, the Massachusetts Wage Payment Statutes (M.G.L. c.149, 148, 150), the Massachusetts Earned Sick Tim Law (MGL Ch. 149, Section 148C) and any other federal, state or local law, in each case, as amended, relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims she may have against the Company and the Released Parties, whether known, unknown or suspected. The Released Parties who are not party to this Release will be third-party beneficiaries of this Section 1.

2.
Notwithstanding the generality of the foregoing, Executive does not waive her right to (i) have a complaint, charge or related lawsuit filed with the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local governmental agency by her or by anyone on her behalf or to participate in an investigation conducted by the EEOC or any similar state or local governmental agency; however, Executive expressly waives her right to recover any personal relief, recovery or monies should Executive or anyone on her behalf pursue any of those complaints, claims or related lawsuits; or (ii) pursue a claim that cannot be waived by law, such as a claim for unemployment benefit rights.

3.
The Company and Executive acknowledge and agree that the release contained in Section 1 above does not, and will not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its Affiliates (i) if and as applicable, to indemnify Executive for her acts as an officer or director of the Company and/or its Affiliates in accordance with their respective charters or bylaws or under an indemnification agreement to which Executive and the Company or any of its Affiliates are parties or under any applicable Directors and Officers insurance policies or under any applicable law; or (ii) to Executive and her eligible, participating dependents or beneficiaries under the terms of any existing group welfare (excluding severance) or retirement plan of the Company in which Executive and/or any of those dependents or beneficiaries are participants.

4.
The Executive acknowledges and agrees that before entering into this Release, she has had the opportunity to consult with any attorney or other advisor of her choice, and Executive is hereby advised to consult with an attorney. Executive further acknowledges and agrees that by signing this Release, Executive does so of her own free will and act, that it is her intention to be legally bound by its terms, and that no promises or representations have been made to her by any person to induce her to enter into this Release other than the express terms set forth herein. Executive further acknowledges and agrees that Executive has carefully read this Release, know and understand its contents and its binding legal effect, including the waiver and release of claims set forth in Section 1 above.

5.
The Executive acknowledges that she has been provided at least 21 days to review the Release. In the event the Executive elects to sign this Release prior to this 21 day period, she agrees that it is a knowing and voluntary waiver of her right to wait the full 21 days. The Executive further understand that she has 7 days after the signing hereof to revoke this Release by so notifying the Company, Lantheus Medical Imaging, Inc., 331 Treble Cove Rd., Bldg. 600-2, N. Billerica, MA 01862, Attention: General Counsel in writing, such notice to be received by the Company within the 7 day period. This Release shall not become effective or enforceable, and no payments or benefits under Sections 8(a), (b) or (c) of the Employment Agreement, as applicable, shall be made or provided, until this seven (7) day revocation period expires without the Executive having revoked this Release.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.
Lantheus Medical Imaging, Inc.

By: ___________________________
Name:
Title:

____________________________
Employee Name

EXHIBIT B
PRIOR WORKS

[None]